Exhibit 99.1

Thomas R. Burton Announces Retirement; Glenn S. Welch named Chief Executive Officer of Hampden Bancorp, Inc. and Hampden Bank

SPRINGFIELD, Mass.--(BUSINESS WIRE)--November 20, 2012--Thomas R. Burton has announced his retirement as Chief Executive Officer of Hampden Bank (the “Bank”) and Hampden Bancorp, Inc. (the “Company”) (NASDAQ:HBNK), effective December 31, 2012. The Board of Directors of the Company, which is the holding company for the Bank, has unanimously elected Glenn S. Welch as Chief Executive Officer of the Company and the Bank effective January 1, 2013, succeeding Mr. Burton. As discussed in more detail below, Mr. Welch has served in numerous leadership roles with the Company and the Bank since 2001, most recently as President and Chief Operating Officer. Mr. Burton will continue to serve as a member of the Board of Directors of the Company and the Bank after December 31, 2012.

Thomas R. Burton, CPA, CGMA, has served as the Chief Executive Officer of the Company and the Bank and its predecessors since 1994. He also served as the President of the Company and the Bank and its predecessors from 1994 to January 2011. Prior to that, he was a managing partner at KPMG LLP. Mr. Burton has a Bachelor of Science degree from Western New England University. Mr. Burton has been actively involved in professional organizations and is a member of the American Institute of Certified Public Accountants and the Connecticut and Massachusetts Societies of Certified Public Accountants, where he served as Chairman of the Massachusetts Society Bank Accounting Committee. Mr. Burton is a past member of the Board of Directors and past Chairman of the Affiliated Chamber of Commerce of Greater Springfield, member of the Board of Trustees and past Chairman of Western New England University, Director and Chairman of the Audit Committee of the Bankers’ Bank Northeast, Director of the Depositors Insurance Fund of Massachusetts, Director and past Chairman of The Association for Community Living and member of the Board and Treasurer of the Springfield Symphony Orchestra.

Mr. Burton has served as a director of the Company since January 2007 and as a director of the Bank since 1994. Mr. Burton’s banking experience has and will continue to enhance the breadth of experience of the Board.

Glenn S. Welch has served as the President and Chief Operating Officer of the Company and the Bank since January 2012. Prior to that, he served as the Company’s Executive Vice President since 2006 and as the Senior Vice President and Division Executive for Business Banking of Hampden Bank since 2001. Prior to joining Hampden, he served as Vice President, Middle Market Group at Fleet Bank. He is a graduate of Western New England University and earned his MBA from the University of Massachusetts. He currently serves as Chairman of the Affiliated Chambers of Commerce of Greater Springfield (ACCGS), Chair of the Board of the Scibelli Enterprise Center, member of Western New England University Business Advisory Board, board member of DevelopSpringfield, member of the Mass Bankers Credit Committee, and a participant in the City 2 City project.

Mr. Welch has also served as a director of the Company and Bank since January 2012. Mr. Welch’s extensive banking experience and knowledge of local markets provides strong direction for the Company going forward.

About Hampden Bank

Since 1852 Hampden Bank has been “brightening the days of its customers. A local community bank serving the families and businesses throughout Hampden County, Hampden Bank has ten branch office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, at Tower Square in downtown Springfield, Indian Orchard, and its newest location on Boston Road. In addition to offering the most up-to-date banking services, Hampden Bank offers clients a full array of insurance and financial products through its subsidiary, Hampden Financial, a strategic alliance created with MassMutual and Charter Oak Insurance and Financial Services.

Special Note Regarding Forward-looking Statements

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse effect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties are described in the Company’s filings Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) including the Company’s Annual Report on Form 10-K for the year ended June 30, 2012, which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

CONTACT:
Hampden Bancorp, Inc.
Robert Massey, 413-452-5181
CFO
rmassey@hampdenbank.com